                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                  KTI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                   KTI, INC.
                              7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093

Nicholas Menonna, Jr.
Chairman and Chief Executive Officer                              March 24, 1997

To Our Shareholders:

     On behalf of the Board of Directors of KTI, Inc., I cordially invite you to attend the 1997 Annual Meeting of Shareholders of KTI, Inc. The Annual Meeting will be held at 10:00 a.m. Eastern Prevailing Time, on May 14, 1997, at KTI, Inc.'s offices at 7000 Boulevard East, Guttenberg, New Jersey 07093. The formal notice of the Annual Meeting appears on the next page. Directions to the Annual Meeting may be obtained by calling KTI at 201-854-7777.

     The attached Proxy Statement describes matters that we expect will be acted upon at the Annual Meeting. During the Annual Meeting, shareholders who are present at the meeting will have the opportunity to ask questions.

     It is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please sign and date the enclosed proxy card and promptly return it to us in the envelope provided.

                                          Sincerely,

                                          /s/ Nicholas Menonna, Jr.
                                          Nicholas Menonna, Jr.
                                          Chairman and Chief Executive Officer

                                   KTI, INC.
                              7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093

  ---------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 14, 1997
  ---------------------------------------------------------------------------

     The 1997 Annual Meeting of Shareholders of KTI, Inc. (the "Company") will be held at 10:00 a.m. Eastern Prevailing Time, on May 14, 1997, at the Company's offices at 7000 Boulevard East, Guttenberg, New Jersey 07093, for the following purposes:

          1) To elect directors as provided in the Restated Certificate of Incorporation and By-Laws of the Company.

          2) To ratify and approve the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

          3) To approve the adoption of amendments to the Company's 1994 Long-Term Incentive Award Plan to increase the number of shares of common stock of the Company which may be used for incentive or nonstatutory stock options, awards of shares of common stock and stock appreciation rights by 500,000 shares.

          4) To approve the adoption of an amendment to the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of common stock of the Company from 13,333,333 shares to 20,000,000 shares.

          5) To approve the adoption of amendments to the KTI, Inc. Directors' Stock Option Plan to remove the maximum market value restriction on the number of shares that may be granted under the plan.

          6) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 20, 1997 as the record date for determining the shareholders entitled to notice of and to vote at the meeting and any adjournment thereof. A complete list of shareholders entitled to vote at the meeting will be available for examination by any Company shareholder at the date, time, and place of the meeting.

     Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made at the meeting.

     YOUR VOTE IS IMPORTANT. SHAREHOLDERS UNABLE TO ATTEND THE MEETING IN PERSON ARE ASKED TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY BY MAIL IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          /s/ Nicholas Menonna, Jr.
                                          Nicholas Menonna, Jr.
                                          Chairman and Chief Executive Officer
Guttenberg, New Jersey
March 24, 1997

                                   KTI, INC.
                              7000 BOULEVARD EAST
                          GUTTENBERG, NEW JERSEY 07093

  ---------------------------------------------------------------------------

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                      SHAREHOLDERS TO BE HELD MAY 14, 1997
  ---------------------------------------------------------------------------

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors" or the "Board") of KTI, Inc., a New Jersey corporation (the "Company" or "KTI"), in connection with the solicitation of proxies by the Company to be used at the Company's 1997 Annual Meeting of Shareholders (the "Meeting") to be held at the Company's offices at 7000 Boulevard East, Guttenberg, New Jersey 07093, on May 14, 1997 at 10:00 a.m. Eastern Prevailing Time, and at any adjournment thereof. This Proxy Statement and the accompanying Notice and Form of Proxy are first being mailed to shareholders on or about March 24, 1997. The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1996 is being mailed to shareholders with this Proxy Statement and the accompanying Notice and Form of Proxy. The principal executive offices of the Company are located at 7000 Boulevard East, Guttenberg, New Jersey 07093.

     The entire cost of preparing, assembling, printing, and mailing the proxy materials and the cost of solicitation of proxies relating to the Meeting will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and other regular employees of the Company, either personally or by telephone or telegraph, and no additional compensation will be paid to such individuals. Corporate Investor Communications, Inc. has been retained to assist in the sending of proxy materials to beneficial owners for which it will be paid a customary fee. The Company does not expect to pay any compensation for the solicitation of proxies.

     The Board of Directors has fixed the close of business on March 20, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. Only holders of record of the Company's common stock, no par value (the "Common Stock"), issued and outstanding at the close of business on the Record Date will be entitled to vote at the Meeting. As of the Record Date, 6,521,225 shares of Common Stock were issued and outstanding. Each share of Common Stock is entitled to one vote on any matter which properly comes before the meeting. There is no right to cumulative voting by the shareholders as to any matter. Directors will be elected by a plurality of the shares present in person or represented by proxy at the Meeting.

     The presence in person or by proxy of the holders of at least a majority of the outstanding shares of Common Stock entitled to be voted at the Meeting will constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be included in the computation of the number of shares that are present for purposes of determining the presence of a quorum at the Meeting. Abstentions will be counted as part of the total number of votes cast on any proposal submitted to the shareholders for their consideration in determining whether such proposal has received the requisite number of favorable votes, whereas broker non-votes will not be counted as part of the total number of votes cast on such proposal. Thus, abstentions will have the same effect as a vote cast against any given proposal, whereas broker non-votes will have no effect in determining whether any given proposal which requires the vote of a majority or greater number of those voting has been approved by the shareholders.

     If a quorum is not present at the time the Meeting is convened, or, if for any other reason, the Company believes that additional time should be allowed for the solicitation of proxies, a majority of the Common Stock represented in person or by proxy (even if not a quorum) may adjourn or postpone the Meeting. If the

Company proposes to adjourn the Meeting by a vote of the shareholders, the persons named in the enclosed proxy will vote all shares for which they have voting authority in favor of such adjournment.

PROXY PROCEDURE

        A proxy may be revoked by the shareholder executing such proxy at any time prior to the voting thereof by giving written notice of revocation to the Secretary of the Company, by duly executing and delivering to the Secretary a proxy bearing a later date or by voting in person by written ballot at the Meeting. If a proxy is properly signed by a shareholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the persons designated therein (a) "FOR" the election of each of Dibo Attar, Robert M. Davies, Nicholas Menonna, Jr., Ross Pirasteh, Jack Polak, Jeffrey R. Power and Martin J. Sergi as directors of the Company, (b) "FOR" the ratification and approval of the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1997, (c) "FOR" the approval of the adoption of an amendment to the Company's 1994 Long-Term Incentive Award Plan to increase the number of shares of Common Stock which may be used for incentive or nonstatutory stock options, awards of shares of Common Stock and stock appreciation rights by 500,000 shares, (d) "FOR" the approval of the adoption of an amendment ot the Restated Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 13,333,333 shares to 20,000,000 shares,
(e) "FOR" the approval of the adoption of amendments to the KTI, Inc. Directors' Stock Option Plan to remove the maximum market value restriction on the number of shares that may be granted under the plan and (f) in connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by the Company, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors.

     Votes will not be considered cast, however, if the shares are not voted for any reason, including an abstention indicated as such on a written proxy or ballot, if directions are given in a written proxy to withhold votes or if the votes are withheld by a broker.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages the business of the Company. The Company's Restated Certificate of Incorporation, which became effective on July 12, 1994, provides for a Board of Directors of not less than three directors with the actual number to be fixed from time to time by a vote of the majority of the Directors then in office. During 1996 the Board of Directors formally met on six
(6) occasions. All incumbent Directors were in attendance at all board meetings and meetings of committees on which they served during 1996. Mr. Davies was elected a Director on October 23, 1996. He attended all board meetings in 1996 subsequent to his election.

     The Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating Committee and an Executive Committee as standing committees of the Board of Directors.

AUDIT COMMITTEE

     The Audit Committee consists of Messrs. Polak (chairman), Attar, and Power. The Audit Committee recommends the appointment of independent public accountants for the Company, reviews the scope of audits proposed by the independent public accountants and recommends to the Board of Directors audit policies and procedures. During 1996 the Audit Committee formally met on two (2) occasions.

COMPENSATION COMMITTEE

     The Compensation Committee consists of Messrs. Attar, Davies and Polak, none of whom has ever been an officer or employee of the Company. The functions of the Compensation Committee include the administration of the Company's 1994 Long-Term Incentive Award Plan, the making of recommendations concerning other bonuses, stock options, performance, achievement or other incentive plans, and the determination of salaries of employees of the Company who are directors and executive officers. During 1996 the Compensation Committee formally met on one
(1) occasion.

NOMINATING COMMITTEE

     The Nominating Committee consists of Messrs. Sergi (chairman), Menonna, and Power. Messrs. Menonna and Sergi are executive officers of the Company. The functions of the Nominating Committee include the consideration of the size and composition of the Board of Directors, review and recommendation of individuals for election as directors or officers of the Company, and review of criteria for selecting officers and directors. In carrying out its responsibilities of recommending individuals for the Board, the committee will consider candidates suggested by other directors and employees of the Company. During 1996 the Nominating Committee formally met on one (l) occasion.

EXECUTIVE COMMITTEE

     The Executive Committee consists of Messrs. Pirasteh (chairman), Menonna and Sergi. All members of the Executive Committee are executive officers of the Company. The function of the Executive Committee is to review the business of the Company and advise the Board of Directors and executive officers of the Company as to potential business opportunities and strategies. The Executive Committee does not make decisions on Company business and policy but acts in an advisory capacity only. The Executive Committee meets regularly on an informal basis.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The following table sets forth information concerning the directors and executive officers of the Company. All of the individuals identified as directors are nominees for election as director at the Meeting.

                   NAME                     AGE                      POSITION
------------------------------------------  ---     ------------------------------------------
Nicholas Menonna, Jr......................  51      Chairman of the Board of Directors and
                                                    Chief Executive Officer
Martin J. Sergi...........................  39      Vice Chairman of the Board of Directors,
                                                    President, Chief Operating Officer, Chief
                                                    Financial Officer and Treasurer
Ross Pirasteh.............................  59      Chairman of the Executive Committee and
                                                    Director
David E. Hill.............................  55      Senior Vice President
Robert E. Wetzel..........................  59      Senior Vice President, Secretary and
                                                    General Counsel
Dibo Attar................................  57      Director
Robert M. Davies..........................  46      Director
Jack Polak................................  83      Director
Jeffrey R. Power..........................  72      Director

     Nicholas Menonna, Jr. has been a senior executive officer and director of KTI and its corporate predecessors since its inception in 1982. He currently serves as Chairman of the Board of Directors and Chief Executive Officer of the Company and serves as Chief Executive Officer of each of the Company's subsidiaries other than Manner Resins, Inc. and Power Ship Transport, Inc., wholly owned subsidiaries of the Company, and is a director of each of the Company's subsidiaries. Mr. Menonna is a member of the Nominating and Executive Committees of the Board.

     Martin J. Sergi has been a senior executive officer and director of the Company since 1985 and currently serves as Vice Chairman of the Board of Directors, President, Chief Operating Officer, Chief Financial Officer, and Treasurer of the Company and serves as President of each of the Company's subsidiaries other than Manner Resins, Inc. and Power Ship Transport, Inc., wholly owned subsidiaries of the Company, and is a director of each of the Company's subsidiaries. Mr. Sergi is a member of the Nominating and Executive Committees of the Board. He is licensed as a certified public accountant in New York.

     Ross Pirasteh has been employed by the Company since January 1, 1996 and became a director of the Company on May 14, 1996. Mr. Pirasteh was elected as the Chairman of the Executive Committee of the Board of Directors on February 28, 1997. Mr. Pirasteh has a Ph.D. in Operations Research and Economic Analysis from Yale University and was previously a senior executive officer with a major money center bank. He has been a financial consultant and entrepreneurial investor for the past fifteen years.

     David E. Hill has been affiliated with the Company since January 1994 when he was employed as the Company's Senior Vice President, Business Development. From October 1992 to January 1994 he was Vice President, Business Development of Ecosorb International, Inc., an absorbent manufacturer in Houston, Texas. From August 1989 to August 1992 he was Executive Vice President of Rescon, Inc., an environmental management business in Baltimore, Maryland. In both prior positions Mr. Hill was responsible for project development, proposal preparation and contract negotiation.

     Robert E. Wetzel was employed by the Company as Senior Vice President, Secretary and General Counsel on July 31, 1995. From 1991 until June 30, 1995, Mr. Wetzel was a Vice President and Associate General Counsel of Continental Casualty Company, a subsidiary of CNA Financial Corporation. Mr. Wetzel was an employee of Continental Casualty Company for more than twenty years.

     Dibo Attar had served as a director of Convergent Solutions, Inc. ("CSI") from April 1989 until its merger with and into the Company on February 8, 1995 (the "Merger"). He has been a director of the Company since February 8, 1995. Mr. Attar is a member of the Audit and Compensation Committees of the Board. Mr. Attar is an investor and a business consultant to domestic and international companies including various companies which have extended financing to KTI. Mr. Attar is Chairman of the Board of Directors of T.H. Lehman & Co., Incorporated, which is engaged in medical accounts receivable financing and a director of Newpark Resources, Inc., which is engaged in providing oil field services.

     Robert M. Davies has appointed as a director of the Company on October 22, 1996 pursuant to a contractual agreement with Wexford KTI LLC. He is a member of the Compensation Committee of the Board. He has been an Executive Vice President of Wexford Management LLC, a fund manager, since June 1994 and an Executive Vice President of Wexford KTI LLC, a Delaware limited liability company, since its organization in 1996. From September 1993 to June 1994, he was employed by Steinhardt Partners, a fund manager. From January 1987 to September 1993, he was employed by the Hallwood Group, a merchant banking firm. Mr. Davies is a director of Technology Service Group, Offhurst Capital, Inc. and Wahlco Environmental Systems, Inc.

     Jack Polak had served as a director of CSI from August 1993 until the Merger. He has been a director of the Company since February 8, 1995. Mr. Polak is a member of the Audit and Compensation Committees of the Board. He has been a private investment consultant since April 1982. Since 1955, Mr. Polak has served in various positions for Equity Interest, Inc., a registered investment advisor located in New York City, most recently as President, to supervise the liquidation of that company, currently in the final stages of liquidation. Since April 1983 Mr. Polak has been a director of New York Offices, Inc., Chicago Offices, Inc., and Atlanta Offices, Inc., private companies engaged in subleasing office space and providing office services. He serves as a director of C.C.A. Industries, Inc. which is engaged in the manufacture and distribution of health and beauty aid products. Mr. Polak holds a tax consultant certification in The Netherlands.

     Jeffrey R. Power has been a director of the Company since February 8, 1995. Mr. Power is a member of the Audit and Nominating Committees of the Board. He has been a Vice President of Fechtor, Detwiler & Co., Inc., an investment banking firm based in Boston, since January 1981.

     All directors of the Company hold office until their respective successors are elected and qualified, or until their death, resignation or removal. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships between any directors or executive officers of the Company.

EXECUTIVE COMPENSATION

     The following summary compensation table sets forth certain information with respect to compensation paid by KTI during the three years period ended December 31, 1996 to the named executive officers who received in excess of $100,000 in annual compensation during KTI's fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM
                                                                         COMPENSATION
                                                                           AWARDS(3)
                                        ANNUAL COMPENSATION(1)(2)    ---------------------    ALL OTHER
                                        --------------------------   SECURITIES UNDERLYING   COMPENSATION
     NAME AND PRINCIPAL POSITION        YEAR    SALARY    BONUS(4)        OPTIONS(#)          ($)(5)(6)
--------------------------------------  ----   --------   --------   ---------------------   ------------
Nicholas Menonna, Jr. ................  1996   $214,038   $145,000           25,000            $  6,000
Chairman of the Board and               1995    214,282          0           50,000               6,000
Chief Executive Officer                 1994    215,000          0                0                   0
Martin J. Sergi.......................  1996   $203,461   $145,000           25,000            $  6,000
Vice Chairman of the Board, President,  1995    188,437          0           50,000             195,188
Chief Operating Officer, Chief          1994    198,333          0                0               6,000
Financial Officer, and Treasurer
Ross Pirasteh.........................  1996   $155,000          0           25,000            $      0
Chairman of the Executive Committee
David E. Hill.........................  1996   $114,038   $ 32,303           20,000            $  5,854
Senior Vice President                   1995    103,123          0           24,999               3,077
                                        1994     72,155          0           14,536                   0
Robert E. Wetzel......................  1996   $151,923          0           10,000            $  3,115
Senior Vice President, Secretary        1995     43,456          0           25,000              52,941
and General Counsel

---------------
(1) The Company did not pay nor provide other forms of annual compensation (such as perquisites) to any of the named executive officers having a value exceeding the lesser of $50,000 or 10% of the total annual salary and bonus reported for such officers.

(2) The compensation to each of Messrs. Menonna and Sergi for 1994 includes a $20,000 director's fee. The compensation actually paid to Mr. Menonna for the three years 1994, 1995 and 1996 was $156,500, $160,282, and $196,188
    respectively. The balance of his salary was accrued. Accrued and unpaid salary was applied against unpaid sums due to the Company by Mr. Menonna pursuant to certain notes, in the following amounts: $58,500 for the year 1994, $54,000 for the year 1995, and $17,850 for the year 1996. The compensation actually paid to Mr. Sergi for the three years 1994, 1995 and 1996 was $156,500, $179,908, and $200,911 respectively. The balance of his salary was accrued. Accrued and unpaid salary and in 1996, bonuses were applied against unpaid sums due to the Company by Mr. Sergi pursuant to certain notes, in the following amounts: $21,833 for the year 1994, $8,529 for the year 1995, and $38,524 for the year 1996.

(3) Mr. Hill's options in 1994 were granted under the 1986 Stock Option Plan. During 1994, the Company adopted the 1994 Long-Term Incentive Award Plan. No awards were made under this plan during 1994. The options granted to Mr. Hill in 1995 and in 1996 were under the 1994 Long-Term Incentive Award Plan. 25,000 of the options granted to each of Messrs. Menonna and Sergi in each of 1995 and 1996 were under the 1994 Long-Term Incentive Award Plan. The other 25,000 options which Messrs. Menonna and Sergi received in 1995 were non-plan options. See "Plans."

(4) Messrs. Menonna and Sergi were to be paid bonuses aggregating approximately $1,000,000 for 1996 under the formulas in their employment agreements with the Company. Pursuant to a letter agreement with the Board of Directors, Messrs. Menonna and Sergi reduced such bonuses to $145,000 each.

(5) 1994 was the first year that the Savings Plan (as defined below) adopted in December 1993 was in effect.

(6) The other compensation for Mr. Sergi in 1995 is comprised of $189,188 in earnings on the exercise of stock options at prices below the market value of the Common Stock. Mr. Sergi also received a $6,000 contribution to the Saving Plan for each of 1994, 1995 and 1996. Mr. Menonna received a $6,000 contribution to the Savings Plan for each of 1995 and 1996. Mr. Hill received a $3,077 contribution to the Savings Plan in 1995 and a $5,854 contribution in 1996. The other compensation for Mr. Wetzel in 1995 is comprised of $52,941 in the form of a discount below the market value of Common Stock on the purchase of stock from the Company. Mr. Wetzel received a $3,115 contribution to the Savings Plan in 1996.

     During the period 1991 through April 30, 1994, each of Messrs. Menonna and Sergi had written employment agreements with the Company under which they were entitled to a base annual salary of $353,000 and $268,000, respectively. They waived receipt of the difference between the foregoing contract amounts and the compensation accrued, as reflected in the above table. The difference between the amount paid and the amount accrued was applied against indebtedness due by them to the Company. Effective May 1, 1994, the Company entered into new employment agreements with each of Messrs. Menonna and Sergi under which each of them has agreed to devote substantially all of his working time to the Company's affairs, and a description of each of which (including amendments made on May 27, 1996) follows.

     The employment agreement with Nicholas Menonna, Jr. provides for his employment as Chairman of the Board and Chief Executive Officer of the Company at an annual base salary of $210,000. In addition, Mr. Menonna is entitled to a bonus of 2% of before tax consolidated net income of the Company and its subsidiaries of between $3,000,000 and $4,000,000; 4% of before tax consolidated net income of between $4,000,001 and $5,000,000; and 6% of before tax consolidated net income of over $5,000,000. Mr. Menonna was entitled to a bonus of approximately $500,000 for 1996 under the formula in his employment agreement with the Company. Pursuant to a letter agreement with the Board of Directors, such bonus was reduced to $145,000. The agreement has a term of three years and is subject to extension for one additional year, each year on the agreement's anniversary date. The agreement also provides that Mr. Menonna shall participate in any employee benefit plans established for senior management of the Company, that he is entitled to payments not in excess of $700 per month as an automobile allowance, that the Company will pay premiums for $250,000 of term life insurance on his life and that he will be entitled to participate in a disability plan maintained by the Company. The Company has also agreed that Mr. Menonna will be entitled to participate in an incentive stock option plan for senior management.

     The employment agreement with Martin J. Sergi provides for his employment as Vice Chairman, President, Chief Operating Officer, Chief Financial Officer, and Treasurer of the Company. His annual base salary was increased from $185,000 to $210,000 effective as of May 24, 1996. In addition, Mr. Sergi is entitled to a bonus of 2% of before tax consolidated net income of the Company and its subsidiaries of between $3,000,000 and $4,000,000; 4% of before tax consolidated net income of between $4,000,001 and $5,000,000; and 6% of before tax consolidated net income of over $5,000,000. Mr. Sergi was entitled to a bonus of approximately $500,000 for 1996 under the formula in his employment agreement with the Company. Pursuant to a letter agreement with the Board of Directors, such bonus was reduced to $145,000. The term of the agreement and the other benefits made available to Mr. Sergi are the same as those set forth in the agreement between Mr. Menonna and the Company.

     The Company has agreed with each of Messrs. Menonna and Sergi that if his employment terminates other than by reason of his death, retirement, disability or for cause, or if he should elect to terminate his employment as a result of "good reason," he is entitled to continue receiving his annual base salary for a period of three years and is also entitled to receive payment of an amount intended to compensate him for retirement benefits he would have received had he remained in the Company's employ until retirement. "Good reason" is defined to mean, among other things, (i) the assignment to the employee of materially different duties than those existing at the commencement of the agreement or which require travel significantly more time consuming and (ii) the reduction of employee's authority as a senior executive officer. However, the employee shall not be entitled to terminate the agreement for reasons specified in clause (i) above more than six months following a "change-of-control" of the Company, as defined in each agreement.

COMPENSATION OF DIRECTORS

     Prior to 1995, the non-employee directors of the Company were paid an annual fee of $20,000 plus travel expenses. In 1995, the Company paid a fee of $750 for each meeting of the Board of Directors and $350 for each meeting of a committee of the Board of Directors to each non-employee director plus travel expenses. Employee directors currently do not receive a fee for their services as directors. In 1996, the fees for each non-employee director was changed to $7,500 per annum. Non-employee directors also participate in the KTI, Inc. Directors' Stock Option Plan. See "Plans -- KTI, Inc. Directors' Stock Option Plan."

PLANS

     1986 Stock Option Plan. The Company's 1986 Stock Option Plan (the "1986 Plan") provides for the grant of stock options covering a maximum of 145,365 shares of Common Stock to key employees of the Company as determined by the Board of Directors. The options granted under the 1986 Plan were intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). As of December 31, 1996 options to acquire 14,536 shares of Common Stock were outstanding under the 1986 Plan. In the merger agreement with CSI, the Company agreed that the 1986 Plan would terminate as the basis for granting additional options following the Merger.

     CSI Options. Upon the Merger, outstanding options to acquire common stock of CSI were automatically converted into options to acquire Common Stock. CSI's 1989 Stock Option Plan (the "1989 Plan") provided for the grant of options to acquire up to 800,000 shares of CSI common stock. All employees of CSI and its subsidiaries, as well as directors, officers, and third party service providers, were eligible to participate in the 1989 Plan. However, directors who were members of the committee which administered the Plan were eligible only to receive annual non-discretionary option awards for 5,000 shares each. Under the merger agreement with CSI, the 1989 Plan was terminated as the basis for granting additional options. As of December 31, 1996 there were outstanding options to acquire 98,321 shares of Common Stock under the 1989 Plan.

     1994 Long-Term Incentive Award Plan. The Company has adopted the 1994 Long-Term Incentive Award Plan (the "KTI Incentive Plan") covering 383,333 shares of Common Stock pursuant to which officers and key employees of the Company and its subsidiaries designated as senior executives are eligible to receive incentive and/or nonstatutory stock options, awards of shares of Common Stock and stock appreciation rights (a "Right"). The KTI Incentive Plan, which expires on July 6, 2004 (the "Termination Date"), is administered by the Compensation Committee of the Board of Directors (the "Committee"). The purposes of the KTI Incentive Plan are to assist in attracting, retaining, and motivating senior executives and to promote the identification of their interests with those of the shareholders of the Company. The Company also adopted the 1994 DataFocus Long-Term Incentive Award Plan (the "DataFocus Plan," and collectively with the KTI Incentive Plan, the "Incentive Plans") covering 83,333 shares of Common Stock exclusively for the benefit of employees of DataFocus Incorporated, formerly a wholly owned subsidiary of the Company ("DataFocus"). The DataFocus Plan, which was to expire on July 6, 2004, was comparable in all respects to the KTI Incentive Plan. The DataFocus Plan was terminated in 1996 due to the sale of DataFocus by the Company. During any calendar year a person could not have been a participant in both Incentive Plans.

     Incentive stock options granted under the KTI Incentive Plan will be exercisable during the period commencing six months from the date of the grant of the option and terminating not more than ten years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock of the Company on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares into which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonstatutory stock option.

     Rights granted under the KTI Incentive Plan are exercisable during the period commencing six months from the date of the grant of the Right (except in event of death or disability of the holder) and terminating not more than ten years from the date of the grant of the Right, or in the case of a Right related to an option, the expiration of the related option. In addition, a Right may be exercised only when the fair market value of a share exceeds either the fair market value per share on the date of grant of the Right or the base price of the Right (which is determined by the Committee) if it is not a Right related to an option. A Right related to an option may be exercised only when and to the extent the option is able to be exercised.

     Incentive shares may be issued as provided in the agreement with the recipient, based upon the achievement of the performance standards set forth in the agreement. The Committee must certify in writing prior to the issuance of the incentive stock that the standards set forth in the agreement were satisfied. The standards may be based on earnings or earnings growth, return on assets, equity or investment, specified improvement of financial ratings, achievement of specified balance sheet or income statement objectives, or stock price, sales or market share and may be based on changes in such factors or measured against or in relationship to the same objective factors of other companies comparably or similarly situated. No options, Rights or incentive shares may be granted under the KTI Incentive Plan after the Termination Date. The options and Rights are non-transferable during the life of the grantee. No participant in the KTI Incentive Plan is entitled to receive grants of options and Rights and awards of incentive shares in the aggregate exceeding 25,000 shares per year.

     The Committee will have the authority to interpret the provisions of the KTI Incentive Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all determinations deemed necessary or advisable for its administration, including the individuals to whom grants are made and the type, vesting, timing, amount, exercise price and other terms of such grants.

     The Board of Directors may amend or terminate the KTI Incentive Plan except that shareholder approval is required to effect any change to increase materially the aggregate number of shares that may be issued under the KTI Incentive Plan (unless adjusted to reflect changes such as a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify materially the requirements as to eligibility to receive options, Rights or incentive shares or to increase materially the benefits accruing to participants. No action taken by the Board may materially and adversely affect any outstanding grant or award without the consent of the holder.

     The Committee may also modify, extend or renew outstanding options or Rights or accept the surrender of outstanding options or Rights granted under the KTI Incentive Plan and authorize the granting of new options and Rights pursuant to the KTI Incentive Plan in substitution therefor, including specifying a longer term than the surrendered options or Rights, provided that the Committee may not specify or lower the exercise price further than the surrendered option or Right. Further, the Committee may modify the terms of any outstanding agreement providing for the award of incentive shares. In no event, however, may modifications adversely affect the grantee of the grant of incentive stock without the grantee's consent.

     As of December 31, 1996, there were 353,908 options outstanding under the KTI Incentive Plan.

     DataFocus Incorporated 1996 Long-Term Stock Appreciation Rights Plan. In March 1996, the board of directors of DataFocus adopted, and the Board of Directors of the Company consented to the adoption of, the DataFocus Incorporated 1996 Long-Term Stock Appreciation Rights Plan. Under this plan, certain key employees of DataFocus and its subsidiaries were eligible to receive incentive compensation in the form of stock appreciation rights in DataFocus common stock. The maximum number of rights that were to be awarded under the plan was 600,000, each right representing one share of DataFocus common stock. The maximum number of rights awarded to any employee was not to exceed 60,000 in any calendar year, and no employee was to be awarded more than 120,000 rights under the plan. Employees were not to receive rights under this plan and awards under the 1994 DataFocus Incorporated Long-Term Incentive Award Plan in the same fiscal year. 414,000 rights had been granted under this plan until its termination in July 1996. All rights under this plan have been exercised and therefore the plan has been terminated.

     KTI, Inc. Directors' Stock Option Plan. In July 1995, the Company adopted the KTI, Inc. Directors' Stock Option Plan. Under this plan, non-employee Directors currently are automatically granted nonstatutory stock options on August 1 of each year, commencing on August 1, 1995. Effective as of August 13, 1996, the amount of the automatic option issuable yearly to each eligible director was increased to the lesser of (i) 7,500 shares of Common Stock or (ii) a number of shares of Common Stock having a maximum market value of

$67,500. Options were granted on August 1, 1995 and on August 1, 1996 to purchase 46,000 shares of Common Stock, all of which were outstanding as of December 31, 1996. Options to purchase 54,000 shares currently remain available for grant under this plan. Options may not be exercised until one year after the date of grant and expire ten years after the date of grant.

     Non-Plan Options. In 1995, the Board of Directors of the Company granted to each of Messrs. Menonna and Sergi an option to acquire 25,000 shares of Common Stock outside of the KTI Incentive Plan in addition to options to acquire 25,000 shares of Common Stock granted by the Compensation Committee of the Board under the KTI Incentive Plan. The non-plan options have a ten year term, were issued at the then current price of Common Stock, and vest 20% per year commencing on the first anniversary of date of the grant of the option.

     As of December 31, 1996, there were outstanding plan and non-plan options to acquire a total of 562,765 shares of Common Stock.

     Upon the exercise of an option or Right, payment must be made in full together with payment for any withholding taxes then required to be paid. The receipt of shares of Common Stock upon exercise of an option or Right is subject to full payment by the recipient of any withholding taxes required to be paid.

     401(k) Plan. In 1993, the Company adopted a salary deferral and savings plan for all KTI employees (the "Savings Plan") which is qualified under Section 401(k) of the Code. The employees of the Company at the Maine Energy Recovery Company (a subsidiary of the Company) waste-to-energy facility had such a plan since 1988. Subject to limits set forth in the Code, an employee who meets certain age and service requirements may participate in the Savings Plan by contributing through payroll deductions up to 15% of the employee's total annual compensation into an account established for the participating employee and may allocate amounts in such account among a variety of investment vehicles. The Company made contributions to an employee's account in the amount of 4% of an employee's annual salary whether or not the employee elected to make contributions prior to January 1, 1997. Thereafter the contribution was changed to a matching contribution of up to the lesser of (a) 75% of the employee's contribution; or (b) 5% of the employee's annual salary. The Savings Plan has a five year vesting schedule for employer contributions of 20% per year. The Savings Plan also provides for loans to, and withdrawals by, participating employees, subject to certain limitations. Certain recently acquired subsidiaries have similar 401(k) plans with different terms, generally less generous to employees. When these employees have been with the Company for at least one year and otherwise meet the eligibility requirements of the Company, they will be permitted to join the Savings Plan and roll over their existing balances in their plans into the Savings Plan.

OPTION GRANTS IN 1996

     The following information is furnished for the fiscal year ended December 31, 1996 with respect to the named executive officers of the Company for stock options granted during such fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                                POTENTIAL
                                                                                             REALIZABLE VALUE
                                                                                            AT ASSUMED ANNUAL
                                               % OF TOTAL                                     RATES OF STOCK
                              NUMBER OF         OPTIONS                                     PRICE APPRECIATION
                             SECURITIES        GRANTED TO     EXERCISE OR                    FOR OPTION TERM
                             UNDERLYING        EMPLOYEES      BASE PRICE      EXPIRATION    ------------------
          NAME             OPTIONS GRANTED   IN FISCAL YEAR     ($/SH)           DATE        5%($)     10%($)
-------------------------  ---------------   --------------   -----------   --------------  -------   --------
Nicholas Menonna, Jr. ...       14,285             6.7%          $7.70      Aug. 13, 2001   $69,175   $175,303
                                10,715             5.0            7.00      Aug. 13, 2006    47,170    119,539
Martin J. Sergi..........       14,285             6.7            7.70      Aug. 13, 2001    69,175    175,303
                                10,715             5.0            7.00      Aug. 13, 2006    47,170    119,539
Ross Pirasteh............       14,285             6.7            7.00      Aug. 13, 2006    69,175    175,303
                                10,715             5.0            7.00      Aug. 13, 2006    47,170    119,539
David E. Hill............       14,285             6.7            7.00      Aug. 13, 2006    69,175    175,303
                                 5,715             2.7            7.00      Aug. 13, 2006    25,159     63,758
Robert E. Wetzel.........       10,000             4.7            7.00      Aug. 13, 2006    44,023    111,562

AGGREGATE OPTION EXERCISES IN 1996 AND YEAR-END OPTION VALUES

     The following information is furnished for the year ended December 31, 1996 with respect to each of the executive officers of the Company named in the Compensation Table above, for unexercised stock options at December 31, 1996.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                                                               OPTIONS AT FY-END(#)           AT FY-END($)(1)
                                                  VALUE      -------------------------   -------------------------
                            SHARES ACQUIRED     REALIZED           EXERCISABLE/                EXERCISABLE/
           NAME             ON EXERCISE (#)        ($)             UNEXERCISABLE               UNEXERCISABLE
--------------------------  ----------------   -----------   -------------------------   -------------------------
Nicholas Menonna, Jr. ....          0              $ 0              9,999/65,001                     0/5,358
Martin J. Sergi...........          0                0              9,999/65,001                     0/5,358
Ross Pirasteh.............          0                0                  0/25,000                    0/12,500
David E. Hill.............          0                0             19,534/40,003               62,814/20,000
Robert E. Wetzel..........          0                0              5,000/30,000                     0/5,000

---------------
(1) The closing price of the Common Stock ($7.50) as quoted on the Nasdaq National Market System on December 29, 1996 was used to determine the in-the-money status of these options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the time period from January 1, 1995 to the closing of the Merger on February 8, 1995, the Company's Board of Directors consisted of Messrs. Menonna, Sergi, and Marshall S. Sterman. All decisions regarding executive compensation were made by the full Board of Directors.

     A Compensation Committee of the Board of Directors consisting of Messrs. Attar, Polak, and Sterman was established on February 8, 1995 upon the closing of the Merger. Mr. Sterman resigned as a director of the Company and as a member of the Compensation Committee on November 20, 1996. On February 28, 1997 Mr. Davies was elected as a member of the Compensation Committee. None of such persons has ever been an officer or employee of the Company. Mr. Attar had interests in and participated in the structuring of various transactions involving the Company during 1995. Mr. Davies is an Executive Vice President of Wexford KTI LLC, which purchased certain 8% Convertible Notes from the Company during 1996. See "Certain Relationships and Related Transactions."

REPORT OF COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company presents this report on the compensation policies of the Company for its executive officers. This report sets forth the major components of the Company's executive compensation policies and the bases by which the compensation of the Company's Chief Executive Officer for the fiscal year ended December 31, 1996 was determined. The Compensation Committee consists entirely of directors who are not and have never been employees of the Company.

  Executive Officer Compensation Policies

     The Company's compensation policies for its executive officers are intended to provide compensation packages designed to attract, motivate, reward, and retain qualified executives, to encourage the achievement of the Company's long-term performance objectives, and to increase the value of the Company for the benefit of its shareholders. Annual compensation for each executive officer of the Company is based on three main components: (i) a base salary based on an individual's position and responsibility in the Company, experience and expertise, and performance, in addition to internal pay equity, (ii) a bonus based on the corporate performance of the Company, which is based on definitive performance criteria for certain executive officers and is subjective for all other executive officers; and (iii) stock options to purchase Common Stock of the Company, including incentive stock options granted by the Compensation Committee pursuant to the KTI Incentive Plan, a long-term incentive award plan, and stock options granted by the Board of Directors to the Company's executive officers outside of the KTI Incentive Plan, which options are designed to encourage ownership of the Common Stock by the Company's executive officers and promote the identification of the interests of the executive officers with those of the shareholders of the Company. The Company has employment agreements with Messrs. Menonna, Sergi and Hill which reflect the Company's compensation policies as set forth above.

  Chief Executive Officer Compensation

     Nicholas Menonna, Jr. is the Chief Executive Officer of the Company. Mr. Menonna's compensation is based on an employment agreement with the Company which, among other things, provides for a fixed annual base salary with a potential bonus based on the before tax consolidated net income of the Company and its subsidiaries. Mr. Menonna also participates in the KTI Incentive Plan established for senior management of the Company. In the Company's fiscal year ended December 31, 1996, Mr. Menonna received a total salary of $214,038, which included a base salary of $196,188 and accrued deferred compensation of $17,850 which was offset against an equal sum due to the Company by Mr. Menonna pursuant to certain notes held by the Company. Mr. Menonna received a bonus of $100,000 for the fiscal year, in addition to the forgiveness of $45,000 of a debt owed to the Company in lieu of a cash payment, as the Company's net income exceeded the threshold for the payment of a bonus as set forth in Mr. Menonna's employment agreement, which requires that the before tax consolidated net income of the Company and its subsidiaries be greater than $3,000,000 before any bonus is paid. Mr. Menonna was to be paid a bonus in excess of $500,000 for the fiscal year based on his contract with the Company, but agreed to the amount set forth above pursuant to a letter agreement with the Company dated October 16, 1996. Mr. Menonna was granted incentive stock options to acquire 25,000 shares of Common Stock pursuant to the KTI Incentive Plan during the fiscal year. These grants were consistent with the Company's desire to link a portion of executive officer compensation to the long-term performance of the Company and an increase in value of the Company for the benefit of its shareholders.

  Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate tax deduction for compensation paid to certain executive officers in excess of $1,000,000 per year, unless the payments are made under a performance based plan as set forth in Section 162(m). For the fiscal year ended December 31, 1996, none of the executive officers of the Company received compensation that exceeded the threshold for deductibility under Section 162(m), and therefore all executive officer compensation paid by the Company during such fiscal year will be fully tax deductible.

                                          COMPENSATION COMMITTEE

                                          Dibo Attar
                                          Robert M. Davies
                                          Jack Polak

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth stock ownership information as of March 14, 1997 concerning (i) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all directors and executive officers of the Company as a group. Each shareholder had sole voting and investment power with respect to such shares. The address of all parties listed below is c/o KTI, Inc., 7000 Boulevard East, Guttenberg, New Jersey 07093, unless otherwise noted.

                                                                                            PERCENTAGE
                     NAME AND ADDRESS OF                        AMOUNT AND NATURE OF       BENEFICIALLY
                      BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP(1)        OWNED
-------------------------------------------------------------  -----------------------     ------------
Nicholas Menonna, Jr. .......................................         1,137,885(2)             14.0%
Martin J. Sergi..............................................           946,033(3)             11.6%
David E. Hill................................................            19,534(4)                *
Ross Pirasteh................................................           436,785                 5.4%
Robert E. Wetzel.............................................            71,000(5)                *
Dibo Attar...................................................           165,777(6)              2.0%
Robert M. Davies.............................................                 0(7)                *
Jack Polak...................................................            17,165(8)                *
Jeffrey R. Power.............................................            68,455(9)                *
All executive officers and directors as a group (10
  persons)...................................................         2,862,634                35.2%
Mona Kalimian and related security holders...................           561,000(10)             6.9%
  c/o Abington Holdings
  950 Third Avenue
  New York, NY 10022
Wexford KTI LLC..............................................           600,000(11)             7.4%
  411 West Putnam Avenue
  Greenwich, Connecticut 06830

---------------
  *  Less than one percent.

 (1) The table does not include an institutional investor which has advised the Company that it disclaims beneficial ownership of shares of Common Stock as a result of a transaction described below. See "Transactions with The Prudential Insurance Company of America."

 (2) Includes 603,228 shares held in escrow for Nicholas Menonna, Jr. These shares were acquired by Mr. Menonna on May 10, 1994 from an institutional investor. A description of such transaction follows this table. See "Transactions with The Prudential Insurance Company of America." Includes 9,999 shares which may be acquired by Mr. Menonna pursuant to stock options which are presently exercisable and 21,500 shares pursuant to a warrant to purchase Common Stock at $6.00 per share.

 (3) Includes 603,228 shares held in escrow for Martin J. Sergi. These shares were acquired by Mr. Sergi on May 10, 1994 from an institutional investor. A description of such transaction follows this table. See "Transactions with The Prudential Insurance Company of America." Includes 9,999 shares which may be acquired by Mr. Sergi pursuant to stock options which are presently exercisable.

 (4) Includes 19,534 shares which can be acquired by Mr. Hill pursuant to stock options which are currently exercisable.

 (5) Includes 5,000 shares which can be acquired by Mr. Wetzel pursuant to stock options which are currently exercisable, 17,200 shares pursuant to a warrant to purchase Common Stock at $6.00 per share and 6,000 shares pursuant to a warrant to purchase Common Stock at $8.50 per share.

 (6) Includes 12,333 shares which may be acquired pursuant to stock options which are presently exercisable. Mr. Attar beneficially owns 2,333 shares over which he has sole voting power and 150,711 shares of Common Stock over which he has shared voting power. Mr. Attar disclaims beneficial ownership of all shares of Common Stock owned by certain entities to which he provides investment advice, other than the shares referred to above.

 (7) Does not include up to 600,000 shares which may be issued to Wexford KTI LLC upon conversion of $5,000,000 principal amount of 8% Convertible Notes held by Wexford KTI LLC.

 (8) Includes 5,666 shares which may be acquired by Mr. Polak pursuant to stock options which are presently exercisable and 1,499 shares held by corporations and partnerships controlled by Mr. Polak. Includes warrants to purchase 10,000 shares. Excludes 667 shares held in trust for the benefit of Mr. Polak's wife of which Mr. Polak disavows beneficial ownership.

 (9) Includes stock options to purchase 4,000 shares and warrants to purchase 16,000 shares which are presently exercisable by Mr. Power.

(10) According to a Schedule 13D filed with the Securities and Exchange Commission (the "SEC"), Mrs. Kalimian is a member of a group of persons comprised of her son, daughter and trusts for the benefit of her minor grandchildren which, together with the shares beneficially owned by Mrs. Kalimian, beneficially owns in the aggregate 561,000 shares of Common Stock, including 176,000 shares which may be acquired pursuant to warrants which are presently exercisable. Mrs. Kalimian has sole voting and dispositive power with respect to 40,000 shares underlying warrants to purchase Common Stock. She has acknowledged her relationship with the other members of the group but has disclaimed beneficial ownership of all shares except for 240,000 shares directly owned by her.

(11) Includes up to 600,000 shares which may be issued to Wexford KTI LLC upon conversion of $5,000,000 principal amount of 8% Convertible Notes held by Wexford KTI LLC.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company pursuant to Exchange Act Rule 16a-3(e) during its fiscal year ended December 31, 1996, Form 5 and amendments thereto furnished to the Company with respect to its fiscal year ended December 31, 1996, and any written representation from a reporting person that no Form 5 was required to be filed, no person who was a director, officer, beneficial owner of more than ten percent (10%) of Common Stock or otherwise subject to Section 16 of the Exchange Act with respect to the Company failed to file on a timely basis, as disclosed in the above Forms, reports required by Section 16(a) of the Exchange Act during the Company's fiscal year ended December 31, 1996.

TRANSACTIONS WITH THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

     Prior to May 10, 1994, The Prudential Insurance Company of America ("Prudential") was the registered owner of shares representing 37.52% of the outstanding Common Stock. On that date Prudential sold one-half of its shares (collectively, the "Purchased Shares") to each of Nicholas Menonna, Jr. and Martin J. Sergi, for a purchase price of $3,500,000 each. The Purchased Shares are registered in the name of Midlantic Bank, N.A., as Escrow Agent, pursuant to certain Escrow Agreements. Each of Messrs. Menonna and Sergi have the exclusive power to vote the Purchased Shares. In addition, they have the right to direct the disposition of the Purchased Shares subject only to restrictions on the minimum price for which the Purchased Shares may be sold.

     The purchase price was payable by the delivery by each of Mr. Menonna and Mr. Sergi of $7,500 cash at closing and a promissory note in the amount of $3,492,500. Principal payments are due on each of the notes as follows: $349,250 on December 20, 1997 and December 20, 1998; $698,500 on December 20, 1999, December 20, 2000 and December 20, 2001; and the balance on December 20, 2002. The notes bear interest at 8% per annum through December 31, 1997, with the rate increasing up to 14% per annum during the year prior to maturity. Unpaid interest is added to principal. The notes are non-recourse to Messrs. Menonna and Sergi, except in limited circumstances. Payments in respect of the notes are intended to be made from proceeds of the sale of Purchased Shares. In connection therewith, the Company has granted the Escrow Agent and Messrs. Menonna and Sergi certain registration rights, both incidental to a proposed public offering of the Company's stock and on demand. Any dividends received in respect of the Purchased Shares and any proceeds in respect of the sale of Purchased Shares, net of taxes due, are to be applied by Messrs. Menonna and Sergi against amounts due on the notes.

     Prudential has the right to accelerate the maturity of the notes upon the occurrence of various events including, without limitation:

          (i) a payment default, unless counsel to Messrs. Menonna and Sergi delivers an opinion that Messrs. Menonna and Sergi are not able to sell Purchased Shares due to any requirement of contract or law, and 180 days after the payment date shall have lapsed;

          (ii) a breach of certain covenants including maintaining the Purchased Shares free of liens; and

          (iii) failure to cure a breach of various provisions of the Escrow Agreements, following notice and an opportunity to cure.

     If Prudential elects to accelerate, it has the right to have the Purchased Shares delivered to it in exchange for the notes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTION WITH ROSS PIRASTEH

     Commencing in September 1995, the Company retained Mr. Pirasteh as a consultant on debt restructuring and other financing matters on a month-to-month basis for a fee of $5,000 per month. On January 1, 1996, Mr. Pirasteh joined the Company on a full time basis. Mr. Pirasteh currently serves as Chairman of the Executive Committee of the Board of Directors. As such, he is one of the executive officers of the Company.

TRANSACTIONS WITH ENTITIES RELATED TO DIBO ATTAR

     On March 17, 1993, Davstar Managed Investments Corporation N.V., an entity organized under the laws of the Netherlands Antilles ("Davstar"), acquired a note of the Company in the amount of $1,500,00 and 242,248 shares of Common Stock. Contemporaneously with this transaction, the Company entered into a warrant agreement with Faversham Corporation, N.V., an entity organized under the laws of the Netherlands Antilles ("Faversham") pursuant to which Faversham was issued a warrant to acquire up to 297,430 shares of Common Stock. Effective December 16, 1993, the Company and Faversham entered into an amendment of their warrant agreement which reduced the exercise price from $5.67 per share to $3.63 per share. Faversham was also permitted to exercise its warrant for non-cash consideration consisting of (i) a fee valued at $787,928 in consideration of Mr. Attar's finding the Company the opportunity to merge with CSI and (ii) causing the holders of certain notes issued by the Company to forgive interest in the amount of $293,936 that would otherwise be due on said notes for the period from January 1, 1993 to December 31, 1994. Faversham, through Mr. Attar, also instructed the Company to cause the shares underlying the warrant to be issued to other investors who had loaned money to the Company in 1993 and 1994. The structuring of the business arrangements among Faversham and the other investors (who receive investment advice from Mr. Attar pursuant to a contractual relationship) as it related to the exercise of the warrant was determined by Mr. Attar in consultation with the investors. Davstar, Faversham and the other investors were introduced to the Company by Mr. Attar.

     In April 1996, the Company entered into agreements with Davstar, Bridge Fund, Wellington Corporation N.V. ("Wellington"), Swifton Capital Corporation, N.V. ("Swifton"), and Sogevalor, S.A. ("Sogevalor") to exchange notes of the Company held by such entities for 12% convertible notes of the Company due

March 31, 1997, which are convertible into Common Stock (the "Convertible Notes"), and Common Stock, as follows: (i) Davstar exchanged $1,750,000 of 8% notes for $1,312,876.71 of Convertible Notes and 71,301 shares of Common Stock;
(ii) Davstar exchanged $125,000 of 8% notes for $131,287.67 of Convertible Notes; (iii) Bridge Fund exchanged $625,000 of 8% notes for $656,438.36 of Convertible Notes; (iv) Wellington exchanged $575,000 of 8% notes for $603,923.29 of Convertible Notes; (v) Swifton exchanged $20,000 of 12% notes for $39,154.50 of Convertible Notes; and (vi) Sogevalor exchanged $700,000 of 8% notes for $735,210.96 of Convertible Notes. The principal amount of the Convertible Notes is equal to the principal amount of the exchanged notes on January 1, 1996, and the Convertible Notes' accrued interest retroactive to such date. The maturity date of the Convertible Notes was March 31, 1997 and were convertible commencing September 30, 1996 to Common Stock by dividing the principal amount and accrued interest by a conversion price equal to the lesser of $13.50 or 75% of average daily low trading prices of the Common Stock during the five (5) consecutive trading days preceding the conversion date, with a minimum conversion price of $5.00 per share. The Convertible Notes were prepayable by the Company. All such Convertible Notes were converted into Common Stock in 1996.

     In March 1995, a line of credit in the amount of $350,000 was extended to the Company by another investor represented by Mr. Attar. As of December 31, 1996, all lines of credit extended to the Company by investors represented by Mr. Attar had been terminated.

WARRANT HELD BY T.H. LEHMAN & CO., INCORPORATED

     On March 28, 1994, CSI entered into a Consulting Agreement with T.H. Lehman & Co., Incorporated ("Lehman") pursuant to which Lehman would provide consulting services to CSI. In connection with this agreement and as the sole consideration for Lehman's services thereunder, CSI granted to Lehman a warrant to purchase 83,333 shares of CSI common stock for a purchase price of $6.00 per share. Lehman also had registration rights with respect to the shares underlying the warrant on demand and incidental to any public offering of CSI common stock or, following the Merger, Common Stock for a term through March 27, 1995. By virtue of the Merger; the warrant automatically was converted into a right to acquire 83,333 shares of Common Stock at $6.00 per share. Lehman held a warrant to purchase 83,333 shares of CSI common stock at $8.25 per share which expired on March 14, 1994. Mr. Attar, who was a director of CSI and who is a director of the Company, is also the Chairman of Lehman.

CSL'S SALE OF T.H. LEHMAN & CO., INCORPORATED STOCK

     Prior to December 2, 1994, CSI was the owner of 321,237 shares of Lehman stock. On that date CSI sold the shares to Swifton for $321,237 consisting of $21,237 in cash and a promissory note in the amount of $300,000 bearing interest at 8% per annum. The note was secured by the pledge of a $300,000 note of the Company payable to Swifton referred to in "Transactions with Entities related to Dibo Attar" above. $280,000 of the $300,000 note of the Company pledged to Swifton was subsequently repaid.

     Upon the closing of the Merger, the amounts due under the respective notes were offset against one another and the notes were canceled. Mr. Attar structured the foregoing transaction between CSI and Swifton.

TRANSACTIONS WITH NICHOLAS MENONNA, JR. AND MARTIN J. SERGI

     The Company leases office space from the Mall at the Galaxy, Inc. (the "Mall"), a corporation which is 72% owned by Nicholas Menonna, Jr., a principal shareholder and Chairman and Chief Executive Officer of the Company, and Martin
J. Sergi, a principal shareholder and Vice Chairman, President, Chief Operating Officer, Chief Financial Officer and Treasurer of the Company. The Mall leases space to 27 tenants under long-term operating leases. The Company paid rent expenses to the Mall of $101,000 in fiscal year 1996. The Company believes that the lease for the office space was made on terms comparable to those which could have been obtained from an unaffiliated lessor.

     Grayson Funding, Ltd., a corporation in the business of leasing transportation and other equipment to the general public and which is 56% owned by Messrs. Menonna and Sergi, formerly leased two tractors to KTI.

The tractors were leased in 1994 for a monthly aggregate payment of $3,536. The tractors subsequently were placed on an operating lease with an unrelated third party. The Company believes that the equipment leases were made on terms comparable to those which could have been obtained from an unaffiliated lessor.

     The Company holds the following promissory notes of affiliates:

          (a)(i) Promissory note of Nicholas Menonna, Jr. dated January 1, 1994 in the original principal amount of $150,239, with a balance including interest accrued as of December 31, 1996 of $82,026. This note was issued in replacement of a note dated December 5, 1988 in the original principal amount of $425,013 given by Mr. Menonna in connection with the acquisition by him from the Company of stock of KTI Realty, Inc., which at the time of the acquisition was a subsidiary of the Company, (ii) promissory note of Nicholas Menonna, Jr. dated August 29, 1991 in the original principal amount of $30,000, with a principal balance as of December 31, 1996 of $30,000. Both notes bear interest at 8% per annum.

          (b)(i) Promissory note of Martin J. Sergi dated January 1, 1994 in the original principal amount of $50,736, with a balance including interest accrued as of December 31, 1996 of $16,771. This note was issued in replacement of a note dated December 5, 1988 in the original principal amount of $425,013 given by Mr. Sergi in connection with the acquisition by him from the Company of stock of KTI Realty, Inc., which at the time of the acquisition was a subsidiary of the Company, (ii) promissory note of Martin
     J. Sergi dated August 29, 1991 in the original principal amount of $30,000 with a principal balance as of December 31, 1996 of $30,000. Both notes bear interest at 8% per annum.

          (c)(i) Promissory note of the Mall at the Galaxy, Inc. dated January 1, 1994 in the original principal amount of $121,581, with a balance including interest accrued as of December 31, 1996 of $103,638. This note was issued in replacement of a note dated May 30, 1989 in the original principal amount of $74,075.61. The note bears interest at 10% per annum.

PRIVATE PLACEMENTS OF NOTES

     During 1996, the Company made private placements of $2,003,314 of 8% notes due July 31, 1996 together with 333,882 warrants to purchase Common Stock at $6.00 per share, subject to adjustment, which expire five (5) years from the date of issue. Certain directors and executive officers of the Company or affiliates thereof participated in the private placement in the amounts as follows: Mr. Menonna, $129,000 in notes and 21,500 warrants; Mr. Wetzel, $103,314 in notes and 17,219 warrants; Mr. Power, $96,000 in notes and 16,000 warrants; Mr. Pirasteh, $60,000 in notes and 10,000 warrants (which were registered in the names of relatives of Mr. Pirasteh); and Mr. Polak, $60,000 in notes and 10,000 warrants.

TRANSACTIONS WITH WEXFORD KTI LLC

     On October 24, 1996, the Company issued $5,000,000 in 8% Convertible Notes due October 31, 2002 to Wexford KTI LLC. Wexford KTI LLC is managed by Wexford Management LLC. Robert M. Davies is an Executive Vice President and principal partner of Wexford KTI LLC and of Wexford Management LLC. Under the terms of the 8% Convertible Notes, the Company is required to nominate a director selected by Wexford KTI LLC. Mr. Davies is the current nominee for director of the Company selected by Wexford KTI LLC.

STOCK PRICE PERFORMANCE GRAPH

     The following performance graph compares the cumulative total return from February 9, 1995 to December 31, 1996 on each of the Company's Common Stock ("KTIE"), Standard & Poor's 500 Index ("SPX"), and Standard & Poor's Waste Management Index. The Company has been a public company since February 8, 1995. The total cumulative dollar returns are based on the assumption that $100 was invested in Company Common Stock and each index on February 9, 1995 and all dividends were reinvested, and represent the value that such investments would have had at the end of each quarter from February 9, 1995 through December 31, 1996. On March 20, 1997, the closing sale price of the Common Stock was
$          .

      MEASUREMENT PERIOD         KTIE EQUITY      SPX INDEX      SP WSTE MGT
    (FISCAL YEAR COVERED)           RETURN          RETURN       INDEX RETURN
9-FEB-95                               100             100             100
MAR-95                              110.71          104.27           99.87
JUN-95                              102.38          113.44          104.63
SEP-95                              159.52           121.7           98.52
DEC-95                              159.52          128.27          102.46
MAR-96                              145.24          134.43          108.69
JUN-96                              147.62          139.66          107.86
SEP-96                               161.9          143.13          105.71
DEC-96                              142.86          154.26          106.99

ITEM 1 -- ELECTION OF DIRECTORS

     The Board of Directors currently consists of seven members. The Board of Directors has nominated Messrs. Attar, Davies, Menonna, Polak, Power, Pirasteh and Sergi, the existing directors of the Company, for re-election as directors. Each nominee is at present available for election. The directors elected at the Meeting will serve until the 1998 annual meeting of shareholders of the Company.

     The affirmative vote of the holders of a plurality of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required for the election of each director.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

ITEM 2 -- RATIFICATION AND APPROVAL OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors, subject to shareholder ratification, has appointed Ernst & Young LLP to serve as independent auditors for the fiscal year ending December 31, 1997. Ernst & Young LLP was first appointed by the Company as its independent auditors in 1984 and has been the independent auditors of the Company for each of the two preceding fiscal years of the Company. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Company may reconsider its selection.

     A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to appropriate questions from shareholders. Such representative will have the opportunity to make a statement at the Meeting if he or she so desires.

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required for the ratification and approval of the appointment of auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION AND APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

ITEM 3 -- APPROVAL OF THE ADOPTION OF AMENDMENTS TO THE COMPANY'S 1994 LONG-TERM INCENTIVE AWARD PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK WHICH MAY BE USED FOR INCENTIVE OR NONSTATUTORY STOCK OPTIONS, AWARDS OF SHARES OF COMMON STOCK AND STOCK APPRECIATION RIGHTS BY 500,000 SHARES.

     The Company has adopted the KTI Incentive Plan covering 383,333 shares of the Company's Common Stock pursuant to which officers and key employees of the Company and its subsidiaries designated as senior executives are eligible to receive incentive and/or nonstatutory stock options, awards of shares of Common Stock and stock appreciation Rights. The KTI Incentive Plan, which expires on July 6, 2004, is administered by the Committee. The purposes of the KTI Incentive Plan are to assist in attracting, retaining, and motivating senior executives and to promote the identification of their interests with those of the shareholders of the Company.

     Incentive stock options granted under the KTI Incentive Plan will be exercisable during the period commencing six months from the date of the grant of the option and terminating not more than ten years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock of the Company on the date of the grant. To the extent that the aggregate fair market value, as of the date of grant, of the shares into which incentive stock options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option which is in excess of the $100,000 limitation will be treated as a nonstatutory stock option.

     Upon the exercise of an option or Right, payment must be made in full together with payment for any withholding taxes then required to be paid. The receipt of incentive shares is subject to full payment by the recipient of any withholding taxes required to be paid.

     Incentive shares may be issued as provided in the agreement with the recipient, based upon the achievement of the performance standards set forth in the agreement. The Committee must certify in writing prior to the issuance of the incentive stock that the standards set forth in the agreement were satisfied. The standards may be based on earnings or earnings growth, return on assets, equity or investment, specified improvement of financial ratings, achievement of specified balance sheet or income statement objectives, or stock price, sales or market share and may be based on changes in such factors or measured against or in relationship to the same objective factors of other companies comparably or similarly situated. No options, Rights or incentive shares may be granted under the KTI Incentive Plan after the Termination Date. The options and Rights are non-transferable during the life of the grantee. No participant in the KTI Incentive Plan is entitled to receive grants of options and Rights and awards of incentive shares in the aggregate exceeding 25,000 shares per year. Certain grants of shares have been made outside of the terms of KTI Incentive Plan.

     The Committee will have the authority to interpret the provisions of the KTI Incentive Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all determinations deemed necessary or advisable for its administration, including the individuals to whom grants are made and the type, vesting, timing, amount, exercise price and other terms of such grants.

     The Board of Directors may amend or terminate the KTI Incentive Plan except that shareholder approval is required to effect any change to increase materially the aggregate number of shares that may be issued under the KTI Incentive Plan (unless adjusted to reflect changes such as a stock dividend, stock split, recapitalization, merger or consolidation of the Company), to modify materially the requirements as to eligibility to receive options, Rights or incentive shares or to increase materially the benefits accruing to participants. No action taken by the Board may materially and adversely affect any outstanding grant or award without the consent of the holder.

     The Committee may also modify, extend or renew outstanding options or Rights or accept the surrender of outstanding options or Rights granted under KTI Incentive Plan and authorize the granting of new options and Rights pursuant to the KTI Incentive Plan in substitution therefor, including specifying a longer term than the surrendered options or Rights, provided that the Committee may not specify or lower the exercise price further than the surrendered option or Right. Further, the Committee may modify the terms of any outstanding agreement providing for the award of incentive shares. In no event, however, may modifications adversely affect the grantee of the grant of incentive stock without the grantee's consent.

     It is intended that the incentive options under the Incentive Plans will meet the definitional requirements of Section 422(b) of the Code for "incentive stock options." A deduction generally will not be allowed to the employer corporation for federal income tax purposes with respect to the grant of an incentive option to an employee. If the employee does not hold the option shares acquired upon the exercise of an incentive option for a period exceeding two years from the date such incentive option was granted, or, if later, one year from the date of exercise of the incentive option (the "ISO Holding Period"), a federal income tax deduction with respect to such exercise will be allowed to the employer corporation in an amount equal to the excess of the fair market value of the option shares at the date the incentive option was exercised over the exercise price, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the employer corporation satisfies any withholding obligation with respect to such income.

     A "nonstatutory" option is one that does not qualify as "incentive stock option" under Section 422(b) of the Code. Upon the exercise of a nonstatutory option, a federal income tax deduction generally will be allowed to the employer corporation in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the employer corporation satisfied its withholding obligations with respect to such income.

     As of December 31, 1996, 353,908 shares have been granted under the KTI Incentive Plan to key employees, leaving 29,425 shares available for grants. 139,166 shares were granted in 1995 and 214,742 shares were granted in 1996. The Board of Directors has recommended that the number of shares which may be granted under the KTI Incentive Plan be increased by 500,000 shares to 529,425 shares.

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required in order to approve the increase in the number of shares available for grant under the KTI Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE KTI INCENTIVE PLAN.

ITEM 4 -- APPROVAL OF THE ADOPTION OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE TOTAL AUTHORIZED COMMON STOCK OF THE COMPANY FROM 13,333,333 SHARES TO 20,000,000 SHARES.

     The Board has recommended the adoption of an amendment to the Company's Restated Certificate of Incorporation to increase the total authorized Common Stock of the Company from 13,333,333 shares to 20,000,000 shares. In February 1995, the number of authorized shares of Common Stock was set at 40,000,000 shares. Subsequently, on March 24, 1995, the Company did a 1 for 3 reverse stock split, decreasing the number of authorized shares of Common Stock to 13,333,333. Of the 13,333,333 shares of Common Stock currently authorized as of the Record Date, there are 6,521,225 shares of Common Stock issued and outstanding, 326,061 shares expected to be issued in connection with the 5% stock dividend payable on March 28, 1997, 2,801,666 shares of Common Stock reserved for issuance pursuant to outstanding options, warrants and convertible notes and 583,425 shares which will be used if the amendments to the KTI Incentive Plan and Directors' Stock Option Plan are approved, leaving a total of 3,684,381 shares of Common Stock authorized and available for future issuances for corporate purposes, including acquisitions and employee benefit plans.

     The Company's Board of Directors has determined to amend the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 13,333,333 shares to 20,000,000 shares. The higher number of authorized shares of Common Stock will afford the Company more flexibility in future offerings of its securities. The primary purpose of the amendment is to increase the number of shares available for acquisitions and financings. The Company in recent years expanded its business and operations through acquisitions and internal growth that has been financed in part with Common Stock or proceeds of sale of Common Stock. The Company expects that the future growth of the Company will continue to require the use of its Common Stock from time to time, either as consideration for acquisitions or as part of a financing for the Company through the sale of Common Stock or securities convertible or exchangeable into Common Stock in public offerings or in private placements of such shares or securities. The proposed amendment would provide the Company with additional flexibility to effect such acquisitions or financings without the delay and expense of obtaining the approval or consent of shareholders of the Company at the time such shares of Common Stock are required.

     The Company does not have any current plans, proposals or undertakings that would require the use of the additional shares of Common Stock that would be authorized pursuant to the proposed amendment. The Company anticipates, however, that some portion of the additional shares would be utilized by the Company in the future for acquisitions as well as for public offerings or private placements of shares of Common Stock or securities convertible or exchangeable into shares of Common Stock. Such shares are also anticipated to be used for shares of Common Stock that may be issued under the Company's employee benefit plans, including the additional shares that may be issued pursuant to the proposed amendments to the KTI Incentive Plan as described above and to the Directors' Plan as described below. Other than as required by law, regulation or applicable Nasdaq rules, it is not anticipated that any other authorization by a vote of shareholders will be sought by the Company for the issuance of any shares of Common Stock. Shareholders of the Company do not have any preemptive rights to purchase additional shares of Common Stock, whether now or hereafter authorized.

     Neither the proposed increase in the number of authorized shares of Common Stock nor the issuance of such additional shares will alter the rights of the shareholders of the Company, but the issuance of additional shares could dilute the voting power of the shares of Common Stock then outstanding. Because the issuance of additional shares of Common Stock could dilute the voting power of the then outstanding shares of Common Stock, the Board's ability to approve the issuance of additional shares might discourage an attempt to take over the Company. To the extent the issuance of additional shares might impede an attempt to acquire a controlling interest in the Company, the proposed amendment might serve to entrench the current management of the Company. Additionally, the issuance of additional shares of Common Stock could possibly reduce or eliminate a premium that shareholders might receive for their shares in the event of a tender offer. The Company is not aware of any effort to accumulate shares or to obtain control of the Company by a tender or proxy contest, and the Company has no present intention to use the increased number of shares of authorized Common Stock for anti-takeover purposes. Once authorized by the shareholders of the Company, the Board of Directors of the Company will be able, with certain exceptions, to issue these shares without further approval from the shareholders of the Company.

     The increase in the authorized number of shares of Common Stock would be effected through an amendment to the first paragraph of Article Third of the Company's restated Certificate of Incorporation which, as amended, would read as follows:

          "The total number of shares of Common Stock which the Corporation shall have the authority to issue is Twenty Million (20,000,000) shares without par value. The Corporation shall also have the authority to issue Ten Million (10,000,000) shares of Preferred Stock."

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required to approve the proposed amendment to the Restated Certificate of Incorporation of the Company to increase the total authorized Common Stock of the Company from 13,333,333 shares to 20,000,000 shares.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF AN AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE TOTAL AUTHORIZED COMMON STOCK OF THE COMPANY FROM 13,333,333 SHARES TO 20,000,000 SHARES.

ITEM 5 -- APPROVAL OF THE ADOPTION OF AMENDMENTS TO THE KTI, INC. DIRECTORS' STOCK OPTION PLAN. TO REMOVE THE MAXIMUM MARKET VALUE RESTRICTION ON THE NUMBER OF SHARES THAT MAY BE GRANTED UNDER THE PLAN.

     On February 28, 1997, the Board of Directors adopted resolutions approving and recommending that the shareholders of the Company approve amendments to the KTI, Inc. Directors' Stock Option Plan (the "Directors' Plan"), which plan was adopted by vote of the shareholders at the 1996 annual meeting of shareholders of the Company.

     The following description of the Directors' Plan is a summary and is qualified by reference to the full text of the Directors' Plan which is attached hereto as Annex A, including the proposed amendments as described herein.

     The individuals eligible to participate in the Directors' Plan are those members of the Board of Directors who are not employees of the Company or any of its subsidiaries. Of the directors nominated for election at the Meeting, four
(4) are not employees of the Company. Under the current terms of the Directors' Plan, each year on August 1, commencing on August 1, 1996, each eligible director shall automatically receive a nonstatutory option for the purchase of up to 7,500 shares of Common Stock. In the event that the product of 7,500 and the fair market value of a share of the Common Stock on the date of grant shall exceed $67,500, then the number of shares under the automatic option will be reduced to such a number, rounded down to the next full share, so that the number of shares when multiplied by the fair market value of a share of the Common Stock will not exceed $67,500. 100,000 shares of the Common Stock are reserved for issuance under the Directors' Plan. The options granted under the plan will not be exercisable until one year following the date of grant and have a term of ten years.

     The amendment proposed by the Board of Directors will remove the maximum market value as a restriction on the number of shares which may be granted. The total amount of shares subject to the plan will not be increased. 54,000 shares of Common Stock currently remain available under the Directors' Plan.

     Prior to 1995, the non-employee members of the Board of Directors were paid an annual fee of $20,000 plus travel expenses. In 1995, the Company paid a fee of $750 for each meeting of the Board and $350 for each meeting of a committee of the board to each non-employee director plus travel expenses. The Company in 1996 paid and currently pays annual fees of $7,500 to each non-employee director plus travel expenses. Employee directors currently do not receive a fee for their services as directors. The non-employee directors' participation in the Directors' Plan is, other than the annual fees set forth above, the only remuneration received by non-employee directors from the Company. The Company believes that increasing the amounts of options that can be awarded to non-employee directors under the Directors' Plan would enhance the Company's present ability to attract competent and qualified directors to carry out the Company's long-term business strategy.

     A "nonstatutory" option means an option that by its terms does not qualify as an "incentive stock option" under Section 422(b) of the Code. Upon the exercise of a nonstatutory option, a federal income tax deduction generally will be allowed to the employer corporation in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, provided that such amount constitutes an ordinary and necessary business expense and is reasonable and the employer corporation satisfies any withholding obligation with respect to such income.

     The Board of Directors has the authority to amend, suspend or discontinue the Directors' Plan but the Board of Directors may not, without the approval of shareholders of the Company, make any amendment which (i) makes a change in the persons eligible to receive options under the Directors' Plan, (ii) increases the number of shares of the Common Stock which may be issued under the Directors' Plan, (iii) increases the maximum option price, (iv) decreases the option price, or (v) changes the number of shares subject to the automatic option. The proposed amendment is submitted pursuant to clause (v).

                               NEW PLAN BENEFITS
                     KTI, INC. DIRECTORS' STOCK OPTION PLAN

NAME AND POSITION               DOLLAR VALUE                    NUMBER OF SHARES
------------------------------  ------------------------------  ------------------------------
Non-Executive Director Group    No Limit                        30,000 shares in the aggregate
  (Messrs. Attar, Davies,                                       (7,500 shares per person)
  Polak and Power)

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voted in person or by proxy at the Meeting is required to approve the proposed amendments to the Directors' Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE DIRECTORS' PLAN.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Any shareholder proposals intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company at its offices at 7000 Boulevard East, Guttenberg, New Jersey 07093, on or before November 24, 1997, in order to be considered for inclusion in the proxy statement and form of proxy for such Annual Meeting.

OTHER MATTERS

     The Board of Directors knows of no business other than that described in this Proxy Statement that will be presented for consideration at the Annual Meeting. If, however, any other business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.

     The Annual Report of the Company on Form 10-K for the fiscal year ending December 31, 1996, which is being mailed to shareholders with this Proxy Statement, is not regarded as proxy solicitation material.

     Your vote is important. If you do not intend to attend the Annual Meeting in person, please complete and return the enclosed proxy card promptly.

                                          KTI, INC.

                                          /s/ Nicholas Menonna, Jr.
                                          Nicholas Menonna, Jr.
                                          Chairman and Chief Executive Officer

Dated: March 24, 1997

                                    ANNEX A

                                   KTI, INC.

                          DIRECTORS' STOCK OPTION PLAN

1.  PURPOSE

     The purpose of the KTI, Inc. Directors' Stock Option Plan (the "Plan") is to promote the success of KTI, Inc. (the "Company") by providing a method whereby members of the Board of Directors of the Company who are not Employees of the Company or its Subsidiaries may be encouraged to invest in the Common Stock of the Company in order to promote long term shareholder value, and increase their personal interest in the continued success and progress of the Company.

2.  DEFINITIONS

     Except where the context otherwise requires, as used herein:

     2.1 "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company.

     2.2 "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any Treasury regulations promulgated thereunder.

     2.3 "COMMON STOCK" shall mean the common stock of the Company or such other stock into which the common stock may be changed as a result of split-ups, recapitalizations and the like.

     2.4 "DIRECTOR" shall mean a member of the Board of Directors.

     2.5 "EMPLOYEE" shall mean an individual who is on the active salaried payroll of the Company or any of its Subsidiaries at the time a Nonstatutory Stock Option is granted under the Plan.

     2.6 "FAIR MARKET VALUE" of the Common Stock means, for all purposes of the Plan unless otherwise provided (i) the mean between the high and low sales prices of the Common Stock as reported on the National Market System or Small Cap Market of the National Association of Securities Dealers, Inc., Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, or (ii) if not quoted as described in clause (i), the mean between the high bid and low asked quotations for the Common Stock as reported by the National Quotation Bureau Incorporated or such other source as the Board of Directors shall determine, or (iii) if the Common Stock is listed or admitted for trading on any national securities exchange, the mean between the high and low sales price, or the closing bid price if no sale occurred, of the Common Stock on the principal securities exchange on which the Common Stock is listed. In the event that the method for determining the Fair Market Value of the Common Stock provided for above shall not be practical in the opinion of the Board of Directors, then the Fair Market Value shall be determined by such other reasonable method as the Board of Directors shall, in its discretion, select and apply.

     2.7 "NONSTATUTORY STOCK OPTION" shall mean an option to purchase Common Stock granted under Section 5(b) of the Plan that by its terms does not qualify as an "incentive stock option" under Section 422 of the Code.

     2.8 "OPTIONEE" shall mean a person to whom a Nonstatutory Stock Option has been granted under the Plan.

     2.9 "SUBSIDIARY" shall mean a corporation at least 80% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more Subsidiaries.

3.  ADMINISTRATION

     (a) The Board of Directors of the Company shall administer the Plan. The Board of Directors shall have full power and authority to grant Nonstatutory Stock Options pursuant to the provisions of the Plan, to interpret the provisions of the Plan and any agreements reflecting Nonstatutory Stock Options issued under the Plan, and to supervise the administration of the Plan, including the adoption of the rules and regulations for the administration of the Plan. The Board of Directors may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board of Directors, (b) All decisions of the Board of Directors pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company, shareholders, employees and Optionees, (c) No member of the Board of Directors shall be liable for anything done or omitted to be done by him or any other member of the Board of Directors in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

4.  SHARES SUBJECT TO THE PLAN

     (a) The shares of Common Stock to be delivered upon exercise of Nonstatutory Stock Options granted under the Plan may be made available from the authorized but unissued shares of the Company or treasury shares or from shares reacquired by the Company, including shares purchased in the open market.

     (b) Subject to adjustments made pursuant to the provisions of Section 4(c), the aggregate number of shares to be delivered upon the exercise of all Nonstatutory Stock Options which may be granted under the Plan shall not exceed 100,000 shares of Common Stock.

     (c) In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number or kind of shares that may be issued under the Plan pursuant to Section 4(b) above, the number or kind of shares subject to, and the Nonstatutory Stock Option price per share under, all outstanding Nonstatutory Stock Options shall be automatically adjusted so that the proportionate interest of the Optionee shall be maintained as before the occurrence of such event; such adjustment in outstanding Nonstatutory Stock Options shall be made without change in the total Nonstatutory Stock Option exercise price applicable to the unexercised portion of such Nonstatutory Stock Options and with a corresponding adjustment in the Nonstatutory Stock Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

     (d) If a Nonstatutory Stock Option granted under the Plan shall expire or terminate for any reason, the shares subject to, but not delivered under, such Nonstatutory Stock Option shall be available for other Nonstatutory Stock Options to the same member or other members of the Board of Directors.

5.  ELIGIBILITY AND EXTENT OF PARTICIPATION

     (a) Persons eligible to receive Nonstatutory Stock Options under the Plan shall consist of members of the Board of Directors who are not Employees.

     (b) On August 1, 1995, each member of the Board of Directors who is not an Employee and who is a member of the Board of Directors on July 1, 1995 shall automatically receive a Nonstatutory Stock Option for 4,000 shares of Common Stock. Each year thereafter, on August 1, commencing on August 1, 1996, each member of the Board of Directors who is not an Employee and who is a member of the Board of Directors on July 1, shall automatically receive a Nonstatutory Stock Option for 7,500 shares of Common Stock; provided, however, in 1996 in the event that the product of 7,500 and the Fair Market Value of a share of Common Stock on the date of grant shall exceed $67,500, then the number of shares under the automatic Nonstatutory Stock Option shall be reduced to such a number, rounded down to the next full share, so that number of shares when multiplied by the Fair Market Value of a share of Common Stock on the date of grant will not exceed $67,500. In 1997 and subsequent years, such monetary limit shall not apply.

     (c) The Nonstatutory Stock Option shall not be transferable by the Optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

     (d) The Nonstatutory Stock Option shall not be exercisable:

          (i) before the expiration of one year from the date it is granted and after the expiration of ten years from the date it is granted, and may be exercised at any time during such period;

        (ii) unless payment in full is made in United States dollars by cash or check; and

          (iii) unless the person exercising the Nonstatutory Stock Option has been, at all times during the period beginning with the date of grant of the Nonstatutory Stock Option and ending on the date of such exercise, a member of the Board of Directors of the Company, except that

             (A) if such person shall cease to be such a member of the Board of Directors who is not an Employee for reasons other than death, while holding a Nonstatutory Stock Option that has not expired and has not been fully exercised, such person, at any time within three years of the date he ceased to be such a member (but in no event after the Nonstatutory Stock Option has expired under the provisions of Section 5(d)(i) above), may exercise the Nonstatutory Stock Option with respect to any shares of Common Stock as to which he has not exercised the Nonstatutory Stock Option on the date he ceased to be such a member, or

             (B) if any person to whom a Nonstatutory Stock Option has been granted under this Plan shall die holding a Nonstatutory Stock Option that has not expired and has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such death (but in no event after the Nonstatutory Stock Option has expired under the provisions of
        Section 5(d)(i) above), exercise the Nonstatutory Stock Option with respect to any shares as to which the decedent could have exercised the Nonstatutory Stock Option at the time of his death.

     (e) It shall be a condition to the obligation of the Company to issue shares of Common Stock upon exercise of a Nonstatutory Stock Option, that the holder (or any beneficiary or person entitled to exercise such Nonstatutory Stock Option pursuant to the Plan) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares of Common Stock.

6.  OPTION AGREEMENTS

     Each Nonstatutory Stock Option under the Plan shall be evidenced by an option agreement which shall be executed by the Optionee and, on behalf of the Company, by an officer of the Company and shall contain such provisions consistent with the Plan as may be approved by the Board of Directors and may be supplemented and amended from time to time as approved by the Board of Directors.

7.  OPTION PRICE

     The price at which shares of Common Stock may be purchased upon exercise of a particular Nonstatutory Stock Option shall be 100 percent of the Fair Market Value of such shares at the time such Nonstatutory Stock Option is granted, but in no event less than the par value thereof (if any).

8.  TRANSFERABILITY OF NONSTATUTORY STOCK OPTIONS

     A Nonstatutory Stock Option granted under the Plan may not be transferred except by will or the laws of descent and distribution. During the lifetime of an Optionee, a Nonstatutory Stock Option may be exercised only by the Optionee, or by a duly appointed legal guardian in the event of the legal disability of the Optionee. Except as specifically provided in the Plan, no person shall have any right to assign, transfer, alienate, pledge, encumber or subject to lien the benefits to which such person is entitled thereunder, and benefits under the Plan shall not be subject to adverse legal process of any kind. No prohibited assignment, transfer, alienation, pledge or encumbrance of benefits or subjection of benefits to lien or adverse legal process of any kind will be recognized by the Board of Directors and in such case the Board of Directors may terminate the right of such person to such benefits and direct that they be held or applied for the benefit of such person, his spouse, children or other dependents in such manner and in such proportion as the Board of Directors deems advisable. If a person to whom benefits are due shall be or become incompetent, either physically or mentally, in the judgment of the Board of Directors, the Board of Directors shall have the right to determine to whom such benefits shall be paid for the benefit of such person.

9.  DELIVERY OF SHARES

     No shares shall be delivered pursuant to any exercise of a Nonstatutory Stock Option until the requirements of such laws and regulations as may be deemed by the Board of Directors to be applicable thereto are satisfied.

10.  AMENDMENTS, SUSPENSION OR DISCONTINUANCE

     The Board of Directors may amend, suspend, or discontinue the Plan, but except as permitted by Section 4(c), may not, without the prior approval of the shareholders of the Company, make any amendment which operates (a) to make any material change in the persons eligible to receive Nonstatutory Stock Options under the Plan, (b) to increase the total number of shares which may be delivered under the Plan except as provided in Section 4(c), (c) to extend the maximum option period or the period during which Nonstatutory Stock Options may be granted under the Plan, (d) to decrease the option price, or (e) change the number of shares subject to an option granted to a director each year hereunder. Except with the consent of an Optionee, no amendment, suspension or termination of the Plan shall impair the right of any recipient of any Nonstatutory Stock Options granted under the Plan.

11.  TERMINATION

     This Plan shall terminate upon the earlier of the following dates or events to occur:

          (a) upon the adoption of a resolution of the Board of Directors terminating the Plan, or

          (b) ten years from the date the Plan is initially approved and adopted by the shareholders of the Company in accordance with Section 12 below.

12.  SHAREHOLDER APPROVAL AND ADOPTION

     Except as set forth below, the Plan shall be submitted to the shareholders of the Company for their approval and adoption on or before July 31, 1995. The Plan shall not be effective and no Nonstatutory Stock Option shall be granted hereunder unless and until the Plan has been so approved and adopted. The shareholders shall be deemed to have approved and adopted the Plan only if it is approved and adopted at a meeting of the shareholders duly held on or before that date (or any adjournment of said meeting occurring subsequent to such date) by vote taken in the manner required by the laws of the United States.

13.  MISCELLANEOUS

     (a) All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

     (b) Proceeds from the sale of shares pursuant to Nonstatutory Stock Options granted under this Plan shall constitute general funds of the Company.

     (c) Upon any distribution of shares of Common Stock pursuant to any provision of the Plan, the distributee may be required to represent in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The certificates for shares delivered under the Plan may include any legend which the Board of Directors or counsel for the Company deems appropriate to reflect any restrictions on transfers.

     (d) Except as expressly provided for in the Plan, no member of the Board of Directors or other person shall have any claim or right to be granted a Nonstatutory Stock Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any member of the Board of Directors any right to be retained in the service of the Company.

P                                  KTI, INC.
R                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
O                                 MAY 14, 1997
X
Y    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KTI, INC.

The undersigned shareholder of KTI, Inc. (the "Company") hereby appoints Nicholas Menonna, Jr. and Martin J. Sergi and each of them, with full power of substitution as proxies for the undersigned, to attend the annual meeting of shareholders of the Company, to be held at the Company's corporate offices at 7000 Boulevard East, Guttenberg, New Jersey 07093 at 10:00 a.m., Eastern Prevailing Time on May 14, 1997, or any adjournment thereof, and to vote the number of shares of common stock of the Company that the undersigned would be entitled to vote, and with all the power the undersigned would possess, if personally present, as follows:

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                                                                     SEE REVERSE
                                                                         SIDE

    PLEASE MARK YOUR
X   VOTES AS THIS
    EXAMPLE


                                                         WITHHOLD AUTHORITY
                                                    to vote for the nominees for
                                               FOR      election as directors
1. Election of Directors: Nicholas Menonna,
   Jr., Martin J. Sergi, Dibo Attar, Robert M.
   Davies, Ross Pirasteh, Jack Polak,
   Jeffrey R. Power

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below)

---------------------------------------------

                                               FOR        AGAINST        ABSTAIN
2. Ratification and approval of the
   appointment of Ernst & Young LLP as
   the Company's independent auditors
   for the fiscal year ending
   December 31, 1997.

3. Approval of amendments to the Company's
   1994 Long-Term Incentive Award Plan to
   increase the number of shares of common
   stock of the Company which may be used
   for incentive or nonstatutory stock
   options, awards of shares of common
   stock and stock appreciation
   rights by 500,000 shares.

4. Approval of an amendment to the Restated
   Certificate of Incorporation of the
   Company to increase the number of
   authorized shares of common stock of
   the Company from 13,333,333 shares to
   20,000,000 shares.

5. Approval of amendments to the KTI, Inc.
   Directors' Stock Option Plan to remove
   the maximum market value restriction
   on the number of shares that may
   be granted under the plan.



UNLESS CONTRARY DIRECTION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES LISTED ABOVE
AND THE APPROVAL OF EACH OF THE PROPOSALS AND, IN CONNECTION WITH THE TRANSACTION OF SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON OR PERSONS VOTING THIS PROXY; IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE
VOTED IN ACCORDANCE WITH SUCH INSTRUCTIONS.

RECEIPT IS HEREBY ACKNOWLEDGED OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT, EACH DATED MARCH 24, 1997, AND THE ANNUAL REPORT ON FORM 10-K OF KTI, INC. FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996.

PLEASE VOTE, DATE AND SIGN THIS PROXY AND RETURN IT AT ONCE, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE THIS PROXY AND VOTE IN PERSON IF YOU DO ATTEND.


Dated:
      -------------------   -------------------------------------
                               Signature of Shareholder